Prudential Pacific Growth Fund, Inc.
December 20, 1996
Page 2



42844-1 ~ 01595-23 ~ 12/19/96 ~ 11:38 am
                    SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
                                919 THIRD AVENUE
                          NEW YORK, NEW YORK 10022-9998
                                 (212) 758-9500




                                        December 20, 1996



Prudential Pacific Growth Fund, Inc.
Gateway Center Three
100 Mulberry Street, 9th Floor
Newark, New Jersey 07102

Dear Sirs:

          Prudential Pacific Growth Fund, Inc. (the "Fund"), a Maryland corporation, is filing with the Securities and Exchange Commission (the "Commission") a Rule 24f-2 Notice (the "Rule 24f-2 Notice") containing the information contained in paragraph (b)(1) of Rule 24f-2 under the Investment Company Act of 1940, as amended (the "Rule"). The effect of the Rule 24f-2 Notice, when accompanied by the filing fee, if any, payable as prescribed by paragraph (c) of the Rule, and by this opinion, will be to make definite in number the number of shares sold by the Fund during the fiscal year ended October 31, 1996 in reliance upon the Rule (the "Rule 24f-2 Shares").

          We have, as counsel to the Fund, participated in various proceedings relating to the Fund and to the Rule 24f-2 Shares. We have examined copies, either certified or otherwise proven to our satisfaction to be genuine, of the Fund's Articles of Incorporation and By-laws, as currently in effect, the minutes of meetings of its Board of Directors and a certificate dated December 19, 1996, issued by the Department of Assessments and Taxation of the State of Maryland, certifying the existence and good standing of the Fund. We have also reviewed the form of the Rule 24f-2 Notice being filed by the Fund. We are generally familiar with the business affairs of the Fund.

          The Fund has advised us that the Rule 24f-2 Shares were sold in the manner contemplated by the prospectus of the Fund current at the time of each sale, and that the Rule 24f-2 Shares were sold in number within the limits prescribed by the Fund's Articles of Incorporation for consideration not less than the par value thereof and the net asset value thereof as required by the Investment Company Act of 1940, as amended.

          Based upon the foregoing, it is our opinion that:

     1. The Fund has been duly organized and is legally existing under the laws of the State of Maryland.

     2. The Fund is authorized by its Articles of Incorporation to issue two billion (2,000,000,000) shares of common stock, par value $.001 per share. Under Maryland law, (i) the Board of Directors of the Fund may increase or decrease the number of shares that the Fund has authority to issue, and (ii) shares which were issued and which have subsequently been redeemed by the Fund are, by virtue of such redemption, restored to the status of authorized and unissued shares.

     3. The Rule 24f-2 Shares were legally issued and are fully paid and non-assessable.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice of the Fund, and to the filing of this opinion under the securities laws of any state.

          We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Maryland, and to the extent that any opinion herein involves the law of Maryland, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of the State of Maryland and, where applicable, published cases, rules or regulations of regulatory bodies of that State.

                         Very truly yours,

                         /s/ Shereff, Friedman, Hoffman & Goodman, LLP

                         Shereff, Friedman, Hoffman & Goodman, LLP


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